EXHIBIT 99.4

MARKETING MATERIALS

FOR

NEW HAVEN SAVINGS BANK

FULL CONVERSION OFFERING

New Haven Savings Bank Full Conversion Offering

Marketing Materials

TABLE OF CONTENTS

CORRESPONDENCE

Letter to Eligible Depositors (Eligibility Record Date & Supplemental Eligibility Record Date)

Potential Investor Letter (Community Members)

Ryan Beck “Broker Dealer” Letter

Stock Order Acknowledgment Letter

Stock Certificate Mailing Letter

ADVERTISEMENTS

Local Newspaper Advertisement (optional, not expected to be used)

Lobby Poster re: Offering (optional, not expected to be used)

Stock Information Center Location Poster (optional)

BROCHURES

Questions & Answers Brochure

FORMS

Stock Order Form

NOTE: No community information meetings for potential investors will be held during the offering.

NOTE: The offering package will be mailed only to eligible current/past depositors. No community members will be targeted. We will have offering packages on hand for a potential Community Offering.

LETTER TO ELIGIBLE PAST AND CURRENT DEPOSITORS

[NewAlliance Bancshares, Inc. Letterhead]

Dear Depositor of New Haven Savings Bank:

As you may be aware, New Haven Savings Bank has some exciting plans underway. I am pleased to invite you to invest in NewAlliance Bancshares, Inc., the Bank’s newly-formed holding company. The initial public stock offering is being conducted in connection with the conversion of New Haven Savings Bank from the mutual (meaning no stockholders) to the stock form of organization. The primary reason for the conversion and offering is to provide the cash and stock consideration for New Alliance Bancshares, Inc. to acquire Connecticut Bancshares, Inc. and its subsidiary, Savings Bank of Manchester and to acquire Alliance Bancorp of New England, Inc. and its subsidiary, Tolland Bank.

NewAlliance Bancshares, Inc. is offering for sale between 65,825,000 and 102,493,750 shares of its common stock. All shares will be sold at a price of $10.00 per share, and no commission will be charged to purchasers. Upon the completion of the conversion and stock offering, NewAlliance Bancshares, Inc. will be 100% owned by stockholders, and New Haven Savings Bank will become its subsidiary.

Pursuant to Connecticut banking regulations, the stock is being offered for sale to eligible past and current New Haven Savings Bank depositors before it is offered for sale to the public. As an eligible depositor of the Bank on either June 30, 2002 or December 31, 2003, you have the non-transferable right, but no obligation, to buy shares of NewAlliance Bancshares, Inc. common stock in the offering. Before making an investment decision, carefully review the information in the enclosed Prospectus, including the section entitled “Risk Factors”. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m., New York time, on                             , 2004. If you wish to purchase stock through an IRA, please call the Stock Information Center early in the offering period, because IRA-related procedures require additional processing time.

Please note:

•	The conversion is an internal corporate restructuring meant to give us added flexibility to achieve business goals.
•	There will be no change to account numbers, interest rates or other terms of deposit and loan accounts at New Haven Savings Bank as a result of the conversion. Our existing staff will continue to serve customers, and deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits.
•	We look forward to welcoming the customers of Savings Bank of Manchester and Tolland Bank. Shortly after we complete the acquisitions, the combined bank will change its name to “NewAlliance Bank”. Our new name will reflect the broader geography we will serve and the stronger alliances we plan to forge with our customers and communities. We intend to operate NewAlliance Bank as an independent community-oriented financial institution, and our headquarters will remain in New Haven.

For detailed information regarding the stock offering, you may refer to the enclosed Prospectus and Questions & Answers brochure, or call our Stock Information Center at the toll free number shown below.

I am pleased to offer you this opportunity to share in our future as a stockholder of NewAlliance Bancshares, Inc.

Sincerely,

Peyton R. Patterson

Chairman of the Board, President

and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center toll free at 1-866-926-6222,

from 9:00 a.m. to 4:00 p.m., New York time, Monday through Friday

LETTER TO POTENTIAL INVESTORS (Community Members)

[NewAlliance Bancshares, Inc. Letterhead]

This letter is for those who call the Stock Information Center to request offering materials, in order to place a community offering order.

Dear Friend:

I am pleased to inform you of an investment opportunity. NewAlliance Bancshares, Inc., the newly-formed parent company of New Haven Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. There will be no sales commission charged to purchasers. The initial public stock offering is being conducted in connection with the mutual-to-stock conversion of New Haven Savings Bank.

Before making an investment decision, carefully review the information in the enclosed Prospectus, including the section entitled “Risk Factors”. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m., New York time, on                          , 2004. If you wish to purchase stock with funds you have in an IRA, please call the Stock Information Center early in the offering period, because IRA-related procedures require additional processing time.

Sincerely,

Peyton R. Patterson

Chairman of the Board, President

and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center toll free at 1-866-926-6222,

from 9:00 a.m. to 4:00 p.m., New York time, Monday through Friday

RYAN BECK “BROKER DEALER” LETTER

[Ryan Beck Letterhead]

Ryan Beck Logo Here (27 PT)

Dear Sir/Madam:

At the request of NewAlliance Bancshares, Inc., we are enclosing materials regarding the offering of shares of NewAlliance Bancshares, Inc. common stock. Included in this package is a Prospectus describing the offering.

Ryan Beck & Co., Inc. has been retained by NewAlliance Bancshares, Inc. as selling agent in connection with the stock offering. We have been asked to forward these materials to you in view of certain regulatory requirements and the securities laws of your state.

Sincerely,

Ryan Beck Logo Here

(less than 27 pt)

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

NOTE: To accompany, not replace, one of the preceding letters. Applies to prospects in states where the offer must be made by a broker-dealer.

STOCK ORDER ACKNOWLEDGEMENT LETTER

[NewAlliance Bancshares, Inc. Letterhead]

[imprinted with name & address of subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of NewAlliance Bancshares, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center at 1-866-926-6222, from 9:00 am to 4:00 pm, New York time, Monday through Friday. Refer to the batch and order number listed below when contacting the Stock Information Center.

Order Information:

Batch #: ________

Order #: ________

No. of Shares Requested:______________

Offering Category:___________ (subject to verification; see descriptions below)

Stock Registration:

Name 1

Name 2

Name 3

Address1

Address2

City, State, Zip

Ownership Type:

Social Security #/Tax ID#: _____ -______ - ______

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Share allocation procedures and purchase limitations are described in the NewAlliance Bancshares, Inc. Prospectus dated                     , 200    , in the section entitled “The Conversion and the Offering”.

The offering period ends at 10:00 a.m., New York time, on ______ __, 2004. We then must receive final regulatory approval before stock certificates can be mailed and the newly issued shares can begin trading. Your patience is appreciated.

Thank you for your order,

NewAlliance Bancshares, Inc.

Offering Category Description:

1.	New Haven Savings Bank depositors with a minimum of $50.00 on deposit on June 30, 2002;
2.	New Haven Savings Bank’s employee stock benefit plan;
3.	New Haven Savings Bank depositors with a minimum of $50.00 on deposit on December 31, 2003;
4.	New Haven Savings Bank officers, directors or employees not qualified above;
5.	New Haven Savings Bank corporators not qualified in a preceding category;
6.	Community Offering – Natural persons who are residents of the Connecticut counties of New Haven, Middlesex, Hartford, Tolland or Windham, Connecticut;
7.	Community Offering – Connecticut residents living outside of the counties listed in category 6 above;
8.	Community Offering – Persons not qualified in any of the above categories.

NOTE: Printed and mailed in the Stock Information Center after an order is processed.

STOCK CERTIFICATE MAILING LETTER

[NewAlliance Bancshares, Inc. Letterhead]- mailed by the transfer agent

Dear Stockholder:

I would like to thank you for participating in our stock offering. A total of                      shares were purchased by investors at a price of $10.00 per share.

Your stock certificate is enclosed. Please review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact our transfer agent:

American Stock Transfer & Trust Company

by mail:

[mailing address]

or by phone:

[phone number]

or electronically:

[email address]

If the enclosed stock certificate must be forwarded for reissue, it is recommended that it be sent to our transfer agent by registered mail. If you change your address, please notify our transfer agent immediately, so that you will continue to receive stockholder communications.

If you paid for your shares of common stock by check or money order, you have received, or soon will receive, a check representing interest earned on your funds. Interest payments were calculated at New Haven Savings Bank’s passbook savings rate (                     % per annum) from the date your funds were received until                     , 2004. If you paid for your shares by authorizing a withdrawal from a New Haven Savings Bank deposit account, that withdrawal has been made. Interest was earned at your account’s contractual rate, and was credited to your account through the date of withdrawal,             , 2004.

NewAlliance Bancshares, Inc. common stock trades on the Nasdaq National Market, under the trading symbol “NABC.”

I welcome you as a fellow stockholder of NewAlliance Bancshares, Inc.

Sincerely,

Peyton R. Patterson

Chairman of the Board, President

and Chief Executive Officer

NOTE: If there is interest plus refund, the letter will be reworded and the check stub will provide the two amounts.

LOCAL NEWSPAPER ADVERTISEMENT (Optional – not expected to be used)

NewAlliance Bancshares, Inc. [LOGO]

(Holding Company for New Haven Savings Bank)

Up to 102,493,750 Shares

Common Stock

PRICE

$10.00 Per Share

NewAlliance Bancshares, Inc. is conducting an offering of common stock. Shares may be purchased directly from NewAlliance Bancshares, Inc. during the offering period.

This offering expires at 10:00 a.m. on                          , 2004.

To receive a copy of the Prospectus, call our Stock Information Center, toll free, at 1-866-926-6222, Monday through Friday, from 9:00 a.m. to 4:00 p.m.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER (optional)

TIME IS RUNNING OUT!

We are conducting an offering of shares of common stock

UP TO 102,493,750 SHARES

COMMON STOCK

$10.00 Per Share Purchase Price

THIS OFFERING EXPIRES AT 10:00 A.M. ON                          , 2004

If you have questions about the stock offering,

call our Stock Information Center, toll free, at 1-866-926-6222

Monday through Friday, 9:00 a.m. to 4:00 p.m.

Our Stock Information Center is located at our executive offices,

195 Church Street, New Haven.

NEWALLIANCE BANCSHARES, INC. [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY SIGN—OPTIONAL

LOOKING FOR

THE

STOCK INFORMATION CENTER?

PLEASE CHECK IN WITH THE RECEPTION DESK.